Exhibit 99.1

Employers Holdings, Inc. Appoints Terry Eleftheriou as Executive Vice President, Chief Financial Officer

Reno, Nevada - November 5, 2014 - Employers Holdings, Inc. (NYSE: EIG), America’s small business insurance specialist®, today announced the appointment of Terry Eleftheriou as its executive vice president, chief financial officer, with responsibility for the Company’s Financial Reporting, Treasury, Corporate Planning, Investor Relations and Internal Audit Departments. Eleftheriou’s employment with the Company will commence on November 10, 2014.

Eleftheriou, age 55, recently served as principal of Aeolus Capital Partners, and has been providing consulting services to the insurance/financial services industry since 2010. Prior to Aeolus Capital, Eleftheriou served as executive vice president and group chief financial officer of Scottish Re Group Ltd., a global life reinsurer which he joined as part of a turnaround team that implemented a complex financial and operational restructuring of the business. Prior to Scottish Re, Eleftheriou was a group finance executive with XL Group Ltd., where he was responsible for leading a number of strategic global initiatives to transform and integrate finance operations as well as enhance business processes and related controls across multiple business units. Eleftheriou also served in senior positions with Sage Insurance Group and American General Corporation and spent 15 years with Ernst & Young LLP. Eleftheriou is a Fellow of the Institute of Chartered Accountants in England and Wales and is a Certified Public Accountant licensed in the states of Texas and Connecticut. He holds a Bachelor of Science degree in Economics from City University in London, England.

“Terry brings deep experience in the areas of finance, treasury and business processes,” said Douglas D. Dirks, president and chief executive officer. “His important leadership skills will help drive the planning and execution of immediate and long-term financial strategies.”

“I am excited to be joining EMPLOYERS at this point in its growth,” said Terry Eleftheriou. “EMPLOYERS has enjoyed considerable success through its focus on delivering the benefits of a compelling value proposition to its customers, agents and other stakeholders. I look forward to working with Doug Dirks and the entire EMPLOYERS team to profitably grow the business and drive shareholder value.”

Eleftheriou replaces William E. (Ric) Yocke, who in April of 2014, informed the Company of his decision to retire as of June 30, 2015. Yocke will stay on in an advisory role until his retirement to facilitate a smooth transition.

About Employers Holdings, Inc.
Employers Holdings, Inc. (NYSE:EIG) is a holding company with subsidiaries that are specialty providers of workers' compensation insurance and services focused on select small businesses engaged in low-to-medium hazard industries. The company, through its subsidiaries, operates in 31 states and the District of Columbia. Insurance is offered by Employers Insurance Company of Nevada, Employers Compensation Insurance Company, Employers Preferred Insurance Company, and Employers Assurance Company, all rated A- (Excellent) by A.M. Best Company. Additional information can be found at: www.employers.com.

Copyright © 2014 EMPLOYERS. All rights reserved.

Employers Holdings, Inc.
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